Exhibit 23.1

AUDIT ALLIANCE LLP@

A Top 18 Audit Firm

10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated April 30, 2024, relating to the consolidated financial statements of ABITS Group Inc. and subsidiaries (formerly known as MOXIAN (BVI) INC), which appears in its Annual Report on Form 20-F for the year ended December 31, 2023.

Our report includes an explanatory paragraph regarding the retrospective change of its accounting for digital assets.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Audit Alliance LLP

Audit Alliance LLP

January 21, 2025

Singapore